Free Writing Prospectus (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 433 Registration No. 333-169119 July 28, 2011

$ Capped Market Plus Notes due July 12, 2012 Linked to a Basket of Commodities Global Medium-Term Notes, Series A

General

•                   Senior unsecured obligations of Barclays Bank PLC maturing July 12, 2012†.

•                   Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.

•                   The Notes are expected to price on or about July 1, 2011†† (the “pricing date”) and are expected to issue on or about July 7, 2011†† (the “issue date”).

Key Terms	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Reference Asset:	A basket comprised of the following commodities (each a “basket component”, and together, the “basket components”) in weighted allocations:
	Basket Component	Bloomberg ticker symbol†††	Weight	Initial Price
	Platinum, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	PLTMLNPM <Comdty>	50%	$[•]/troy ounce
	Palladium, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	PLDMLNPM <Comdty>	50%	$[•]/troy ounce
Maximum Return:	The actual maximum return on the Notes will be set on the pricing date and will not be less than 14%.
Contingent Minimum Return:	9%
Barrier Level:	90, which is equal to 90% of the initial basket level.
Payment at Maturity:

If the final basket level is equal to or greater than the barrier level on the final valuation date, you will receive at maturity a cash payment equal to the principal amount of your Notes plus the product of (i) 100% of your principal amount and (ii) the greater of (a) the contingent minimum return and (b) the reference asset return, subject to the maximum return.  For example, if the reference asset return is 14% or more, you will receive the maximum return on the Notes of 14%, which entitles you to the maximum payment of $1,140.00 for every $1,000 principal amount Note that you hold.  Accordingly, if the final basket level is equal to or greater than the barrier level on the final valuation date, your payment per $1,000 principal amount Note will be calculated as follows, subject to the maximum return:

$1,000 + [$1,000 ×  the greater of (a) Contingent Minimum Return and (b) Reference Asset Return]

If the final basket level is below the barrier level on the final valuation date, you will receive at maturity a cash payment equal to the principal amount of your Notes plus the product of (i) 100% of your principal amount and (ii) the reference asset return. Accordingly, if the final basket level is below the barrier level on the final valuation date, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

You may lose some or all of your principal if you invest in the Notes. If the final basket level is below the barrier level on the final valuation date, your Notes will be fully exposed to any declines in the final basket level from the initial basket level and you will lose some or all of your investment at maturity.

Reference Asset Return:	The performance of the basket from the initial basket level to the final basket level, calculated as follows: Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level:	Set equal to 100 on the pricing date.
Final Basket Level:

On the final valuation date, the final basket level will be calculated as follows:

100 ×  [1 + (Platinum Return × 50%) + (Palladium Return ×  50%)]

The returns set forth in the formula above reflect the performance of each basket component as described under “Commodity Return” below.

Commodity Return:

The performance of each basket component, expressed as a percentage, from the initial price on the pricing date for the basket component to the final price for the basket component on the final valuation date, calculated as follows:

Final Price – Initial Price

Initial Price

Where,

Initial Price  = for each basket component, the initial price is the settlement price of the basket component on the pricing date, determined as described under “Reference Asset” above;

Final Price = for each basket component, the final price is the settlement price of the basket component on the final valuation date, determined as described under “Reference Asset” above.

Final Valuation Date:	July 9, 2012†
Maturity Date:	July 12, 2012†
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06738KMT5 and US06738KMT50

†                    Subject to postponement in the event of a market disruption event as described under “Reference Assets— Commodities —Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.  If the final valuation date is not a scheduled trading day, then the final valuation date will be the next succeeding scheduled trading day.  If the final valuation date is postponed because it is not a scheduled trading day, then the maturity date will be postponed so that the number of business days between the final valuation date (as postponed) and the maturity date (as postponed) remains the same.

††                Expected.  In the event we make any change to the expected pricing date and issue date, the final valuation date and maturity date will be changed so that the stated term of the Notes remains the same.

†††            For reference purposes only, the prices of the basket components on the pricing date and the final valuation date may be seen using the indicated Bloomberg tickers.  However, if there is any discrepancy between the prices specified on Bloomberg and those determined by the calculation agent in accordance with the information set forth under “Reference Asset” above, the prices determined by the calculation agent shall prevail.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-6 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public[1]	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

1                    The price to the public for any single purchase by an investor in certain trust accounts, who is not being charged the full selling concession or fee by other dealers of    %, is    %.  The price to the public for all other purchases of Notes is 100%.

The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.  The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

JPMorgan Placement Agent

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details.  You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430).  A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue —Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus.  We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•      Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•      Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257.  As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes.  The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000.  The hypothetical total returns and examples set forth below assume an initial price of USD1,707/troy ounce in respect of Platinum and USD744/troy ounce in respect of Palladium and a maximum return on the Notes of 14%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Basket Level	Reference Asset Return	Payment at Maturity	Total Return on Notes
200	100.00%	$1,140.00	14.00%
190	90.00%	$1,140.00	14.00%
180	80.00%	$1,140.00	14.00%
170	70.00%	$1,140.00	14.00%
160	60.00%	$1,140.00	14.00%
150	50.00%	$1,140.00	14.00%
140	40.00%	$1,140.00	14.00%
130	30.00%	$1,140.00	14.00%
120	20.00%	$1,140.00	14.00%
115	15.00%	$1,140.00	14.00%
110	10.00%	$1,100.00	10.00%
109	9.00%	$1,090.00	9.00%
105	5.00%	$1,090.00	9.00%
100	0.00%	$1,090.00	9.00%
95	-5.00%	$1,090.00	9.00%
90	-10.00%	$1,090.00	9.00%
80	-20.00%	$800.00	-20.00%
70	-30.00%	$700.00	-30.00%
60	-40.00%	$600.00	-40.00%
50	-50.00%	$500.00	-50.00%
40	-60.00%	$400.00	-60.00%
30	-70.00%	$300.00	-70.00%
20	-80.00%	$200.00	-80.00%
10	-90.00%	$100.00	-90.00%
0	-100.00%	$0.00	-100.00%

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Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The final prices of both basket components increase from their initial prices, and the basket level increases from the initial basket level of 100 to the final basket level of 110, resulting in a reference asset return of 10.00%.

Step 1: Calculate the Commodity Return for each Basket Component.

Basket Component	Initial Price (USD/troy ounce)	Final Price (USD/troy ounce)	Commodity Return

Platinum	1,707.00	1,963.05	15.00%
Palladium	744.00	781.20	5.00%

The commodity returns set forth in the table above reflect the performance of each basket component, expressed as a percentage, from the initial price on the pricing date for the basket component to the final price for the basket component on the final valuation date, calculated as follows:

Final Price – Initial Price
Initial Price

Step 2: Calculate the Final Basket Level.

The final basket level is calculated as follows:

100 x [1+ (15.00% x 50%) + (5.00% x 50%)] = 110

Step 3: Calculate the Reference Asset Return.

The reference asset return reflects the performance of the basket, calculated as follows:

Step 4: Calculate the Payment at Maturity.

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Because the final basket level was equal to or greater than the barrier level on the final valuation date, and the reference asset return of 10.00% is greater than the contingent minimum return and less than the maximum return on the Notes, the investor receives a payment at maturity of $1,100.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return]

$1,000 + [$1,000 x 10.00%] = $1,100.00

The total return on the investment of the Notes is 10.00%.

Example 2: The final prices of both basket components increase from their initial prices, and the basket level increases from the initial basket level of 100 to the final basket level of 140, resulting in a reference asset return of 40.00%.

Step 1: Calculate the Commodity Return for each Basket Component.

Basket Component	Initial Price (USD/troy ounce)	Final Price (USD/troy ounce)	Commodity Return

Platinum	1,707.00	2,560.50	50.00%
Palladium	744.00	967.20	30.00%

The commodity returns set forth in the table above reflect the performance of each basket component, expressed as a percentage, from the initial price on the pricing date for the basket component to the final price for the basket component on the final valuation date, calculated as follows:

Final Price – Initial Price
Initial Price

Step 2: Calculate the Final Basket Level.

The final basket level is calculated as follows:

100 x [1+ (50.00% x 50%) + (30.00% x 50%)] = 140

Step 3: Calculate the Reference Asset Return.

The reference asset return reflects the performance of the basket, calculated as follows:

Step 4: Calculate the Payment at Maturity.

Because the final basket level was equal to or greater than the barrier level on the final valuation date, and the reference asset return of 40.00% is greater than the contingent minimum return and greater than the maximum return on the Notes, the investor receives a payment at maturity of $1,140.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Maximum Return]

$1,000 + [$1,000 x 14.00%] = $1,140.00

The total return on the investment of the Notes is 14.00% and subject to the maximum return.

Example 3: The final price of Platinum decreases from its initial price while the final price of Palladium increases from its initial price.  The basket level decreases from the initial basket level of 100 to the final basket level of 95, resulting in a reference asset return of -5.00%.

Step 1: Calculate the Commodity Return for each Basket Component.

Basket Component	Initial Price (USD/troy ounce)	Final Price (USD/troy ounce)	Commodity Return

Platinum	1707.00	1450.95	-15.00%

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Palladium	744.00	781.20	5.00%

The commodity returns set forth in the table above reflect the performance of each basket component, expressed as a percentage, from the initial price on the pricing date for the basket component to the final price for the basket component on the final valuation date, calculated as follows:

Final Price – Initial Price
Initial Price

Step 2: Calculate the Final Basket Level.

The final basket level is calculated as follows:

100 x [1+ (-15.00% x 50%) + (5.00% x 50%)] = 95

Step 3: Calculate the Reference Asset Return.

The reference asset return reflects the performance of the basket, calculated as follows:

Step 4: Calculate the Payment at Maturity.

Because the final basket level was equal to or greater than the barrier level on the final valuation date, and the reference asset return of -5.00% is less than the contingent minimum return, the investor receives a payment at maturity of $1,090.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Contingent Minimum Return]

$1,000 + [$1,000 x 9.00%] = $1,090.00

The total return of the investment of the Notes is 9.00%.

Example 4: The final prices of both basket components decrease from their initial prices, and the basket level decreases from the initial basket level of 100 to the final basket level of 60, resulting in a reference asset return of -40.00%.

Step 1: Calculate the Commodity Return for each Basket Component.

Basket Component	Initial Price (USD/troy ounce)	Final Price (USD/troy ounce)	Commodity Return

Platinum	1707.00	1365.60	-60.00%
Palladium	744.00	297.60	-20.00%

The commodity returns set forth in the table above reflect the performance of each basket component, expressed as a percentage, from the initial price on the pricing date for the basket component to the final price for the basket component on the final valuation date, calculated as follows:

Final Price – Initial Price
Initial Price

Step 2: Calculate the Final Basket Level.

The final basket level is calculated as follows:

100 x [1+ (-60.00% x 50%) + (-20.00% x 50%)] = 60

Step 3: Calculate the Reference Asset Return.

The reference asset return reflects the performance of the basket, calculated as follows:

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Step 4: Calculate the Payment at Maturity.

Because the final basket level was below the barrier level on the final valuation date, the investor receives a payment at maturity of $600.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return]

$1,000 + [$1,000 x -40.00%] = $600.00

The total return on the investment of the Notes is -40.00%.

Selected Purchase Considerations

•                  Market Disruption Events and Adjustments—The payment at maturity, the final valuation date, the maturity date, the basket components and the basket are subject to adjustment as described in the following sections of the prospectus supplement:

o                 For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof”; and

o                 For a description of further adjustments that may affect the reference asset, see “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•                  Appreciation Potential—The Notes provide the opportunity to enhance returns, to the extent the final basket level is not below the barrier level on the final valuation date, by entitling you to a return equal to the greater of the contingent minimum return and the reference asset return, up to the maximum return.  The maximum return on the Notes will be set on the pricing date and will not be less than 14%, or $1,140.00 for every $1,000 principal amount Note.

•                  Limited Protection Against Loss—Payment at maturity of the principal amount of the Notes is protected against a decline in the reference asset return but only to the extent that final basket level does not fall below the barrier level on the final valuation date. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Considerations—Credit of Issuer” in this free writing prospectus.

•                  Certain U.S. Federal Income Tax Considerations— Some of the tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the basket components.  If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with

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retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, it is possible that the Internal Revenue Service could assert that your Notes should be treated as giving rise to “collectibles” gain or loss if you have held your Notes for more than one year, although we do not think such a treatment would be appropriate in this case because (i) a sale or exchange of the Notes is not a sale or exchange of collectibles but is rather a sale or exchange of an executory contract that reflects the value of collectibles, and (ii) the executory contract tracks the value of collectibles only to a limited extent.  “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

Recently Enacted Legislation.  Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities.  The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it issues the form on which to report the relevant information.  However, once the Internal Revenue Service issues the form, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such form.  Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components or any futures contracts relating to the basket components.  These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

o                 “Risk Factors—Risks Relating to All Securities”;

o                 “Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

o                 “Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

o                 “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

o                 “Risk Factors— Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset”;

o                 “Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”; and

o                 “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in an Exchange-Traded Fund Invested in Commodities or Based in Part on Commodities”.

In addition to the risks discussed under the headings above, you should consider the following:

•                  Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal.  The return on the Notes at maturity is linked to the performance of the reference asset and will depend on whether, and the extent to which, the reference asset return is positive or negative.  If the final basket level declines below the barrier level on the final valuation date, your investment will be fully exposed to any decline in the reference asset from the initial basket level and you may lose up to 100% of your initial investment

•                  Your Maximum Gain on the Notes Is Limited to the Maximum Return—If the final basket level is equal to or greater than the barrier level, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the reference asset, which may be significant.  We refer to this percentage as the maximum return, which will be set on the pricing date and will not be less than 14%.

•                  Changes in the Prices of the Basket Components May Offset Each Other—Movements in the basket components may not correlate with each other. At a time when the settlement price of one of the basket component increases, the settlement price of the other basket component may not increase as much or may even decline. Therefore, in calculating the final basket level, increases in the price of one basket component may be moderated, or more than offset, by lesser increases or declines in the price of the other basket component.

•                  No Interest Payments—As a holder of the Notes, you will not receive interest payments.

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•                  Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates.  As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•                  Credit of Issuer — The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  Potential Conflicts— We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•                  Suitability of the Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this free writing prospectus, the prospectus supplement, and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

•                  Taxes— The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above.  As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                  The Payment at Maturity on Your Notes is Not Based on the Price of Platinum or Palladium at Any Time Other than the Final Valuation Date —Whether the barrier level has been breached and the reference asset return will be based solely on the settlement prices of Platinum and Palladium on the final valuation date relative to their initial prices (subject to adjustments as described in the prospectus supplement). Therefore, if the price of Platinum and/or Palladium drop precipitously on the final valuation date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the prices of the basket components at a time prior to such drop. Although the prices of the basket components on the maturity date or at other times during the life of your Notes may be higher than the settlement prices of the basket components on the final valuation date, you will not benefit from the price of Platinum or Palladium at any time other than on the final valuation date.

•                  The Notes May Be Subject to Certain Risks Specific to Platinum and Palladium— Platinum and Palladium are precious metals.  Consequently, in addition to factors affecting commodities generally that are described herein and in the prospectus supplement, the Notes may be subject to a number of additional factors specific to precious metals that might cause price volatility.  These may include, among others:

o                 disruptions in the supply chain, from mining to storage to smelting or refining;

o                 adjustments to inventory;

o                 variations in production costs, including storage, labor and energy costs;

o                 costs associated with regulatory compliance, including environmental regulations; and

o                 changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor may offset or enhance the effect of another factor and may adversely affect the market value of the Notes.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the prices of the basket components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o                 the expected volatility of the basket components;

o                 the time to maturity of the Notes;

o                 interest and yield rates in the market generally;

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o                 a variety of economic, financial, political, regulatory or judicial events especially those affecting the price of Platinum and/or Palladium; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•                  Owning the Notes is not the Same as Owning Platinum or Palladium, Futures Contracts for Platinum or Palladium or Certain Other Commodity Related Contracts Directly — The return on your Notes will not reflect the return you would realize if you actually purchased Platinum or Palladium, futures contracts for Platinum or Palladium or exchange-traded or over-the-counter instruments based on the price of Platinum or Palladium. You will not have any rights that holders of such assets or instruments have.

•                  Prices of Commodities and Commodity Futures Contracts are Highly Volatile and May Change Unpredictably — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the basket components and, as a result, the market value of the Notes and the payment you will receive on the Notes, if any.

Moreover, the prices of many of the commodities, particularly energy and agricultural commodities, reached historically high levels in 2009.  Since reaching such highs, prices have fallen precipitously, to approximately 25% of their historic highs, in some cases, and prices have experienced unprecedented volatility since that time.  In the case of many commodities, recent prices have also risen substantially, although they have not reached their historically high levels.  There is no assurance that prices will again reach their historically high levels or that volatility will subside.  It is possible that lower prices, or increased volatility, will adversely affect the performance of basket components and, as a result, the market value of the Notes.

Historical Information

The following graphs set forth the historical performance of the basket components based on the daily settlement prices from January 7, 2002 through June 23, 2011.  The settlement prices on June 23, 2011 were $1,707/per troy ounce with respect to Platinum and $744/per troy ounce with respect to Palladium.

We obtained the settlement prices below from Bloomberg, L.P.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P.  The historical prices of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the settlement prices of the basket components on any day during the term of the Notes, including the final valuation date.  We cannot give you assurance that the performance of the basket components will result in the return of any of your initial investment.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties,

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you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMorgan Securities LLC will act as placement agents for the Notes and will receive a fee from the Company that would not exceed $10.00 per $1,000 principal amount Note.

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